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EXHIBIT 5.1


                             LEGAL & COMPLIANCE, LLC

LAURA ANTHONY, ESQUIRE
STUART REED, ESQUIRE                                 WWW.LEGALANDCOMPLIANCE.COM
         OF COUNSEL
                                                     DIRECT E-MAIL:
                                                     LAURAANTHONYPA@AOL.COM



January 19, 2010

Board of Directors
SunGame Corporation
501 Silverside Road, Suite 105
Wilmington Delaware 19809

Re: Registration Statement on Form S-1 (File No. 333-158946)

Ladies and Gentlemen:

         We have acted as special securities counsel to SunGame Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 6,400,000 shares of Common Stock (the "Registered Shares") for resale by those certain selling shareholders named in the Company's Registration Statement on Form S-1 initially filed with the U.S. Securities and Exchange Commission on May 1, 2009 (as amended to date, the "Registration Statement").

         In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

         We have reviewed: (a) the Certificate of Incorporation of the Company, as amended; (b) the Bylaws of the Company, as amended; (c) Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;
(d) the Registration Statement; and (e) such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

         Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Registered Shares are validly issued, fully paid and non-assessable.

         The opinions herein are limited to the federal laws of the United States of America and the applicable laws of the State of Delaware, including the Delaware Constitution, all applicable provisions of Delaware statutes and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Registration Statement by legislative action, judicial decision or otherwise.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


         Sincerely yours,

         /s/ Laura E. Anthony
         ------------------------------
         Laura E. Anthony,
         For the Firm